Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1A1 of our report dated March 29, 2016, relating to the financial statements of Illumination America, Inc., as of December 31, 2015 and 2014 and to all references to our firm included in this amended Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Denver, Colorado

March 29, 2016